  Exhibit 99.1

Support.com Announces a Special Distribution of $1.00 Per Share

SUNNYVALE, California—December 6, 2019—Support.com, Inc. (NASDAQ:SPRT) today announced that its board of directors has authorized and declared a special cash dividend of $1.00 on each outstanding share of common stock. The record date for the special distribution is December 17, 2019, and the payment date for the distribution is December 26, 2019. This is a part of the ongoing capital allocation review being conducted by the Board.

The Company intends to provide a preliminary estimate of its current year and accumulated earnings and profits through December 31, 2019 as soon as it is available in the Investor Relations section of our website (www.support.com). Since the earnings and profits amount will not be finalized until our corporate income tax returns for the 2019 fiscal year are completed, we expect to provide final information as soon as it is available.

The U.S. federal income tax treatment of holding the Company's common stock to any particular stockholder will depend on the stockholder's particular tax circumstances. The Company's stockholders are urged to consult their tax advisor regarding the U.S. federal, state, local and foreign income and other tax consequences to them, in light of their particular investment or tax circumstances, of acquiring, holding and disposing of the Company's common stock.

About Support.com

Support.com, Inc. (SPRT) is a full-spectrum leader in outsourced call center and direct-to-consumer technical support solutions. The company’s skilled US-based workforce delivers high quality, turnkey support solutions. With more than 20 years serving well-known brands, Support.com has the expertise, tools, and software solutions to troubleshoot and maintain all the devices in the connected home, helping people get the most out of their technology. For more information, please visit www.support.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements, including but not limited to the anticipated record date, payment date, ultimate payment of the special distribution and the board’s continuation of a capital allocation review, are based on information presently available to the Company’s management and are current only as of the date made. Actual results could also differ materially from those anticipated as a result of a number of factors, including, but not limited to, those discussed in the Company’s Annual and Quarterly Reports on Forms 10-K and Form 10-Q. For those reasons, undue reliance should not be placed on any forward-looking statement. The Company assumes no duty or obligation to update or revise any forward-looking statement, although it may do so from time to time as management believes is warranted or as may be required by applicable securities law. Any such updates or revisions may be made by filing reports with the U.S. Securities and Exchange Commission, through the issuance of press releases or by other methods of public disclosure.

Investor Contact

Investor Relations, Support.com
+1 (650) 556-8574
IR@support.com